PricewaterhouseCoopers LLP

Chartered Accountants

111 5 Avenue SW, Suite 3100

Calgary, Alberta

Canada T2P 5L3

Telephone +1 (403) 509 7500

Facsimile +1 (403) 781 1825

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statement on Form F-9 dated September 25, 2007, of our audit report dated March 15, 2007, on the consolidated balance sheets of Canadian Natural Resources Limited as at December 31, 2006 and 2005, and the consolidated statements of earnings, retained earnings and cash flows for each of years in the three-year period ended December 31, 2006 and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Canadian Natural Resources Limited as of December 31, 2006. We also consent to the reference to us under the heading "Experts" in the Form F-9.

Chartered Accountants

Calgary, Alberta

September 25, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.